Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 10, 2003 with respect to the consolidated financial statements of Blockade Systems Corp. as at September 30, 2003 and for year then ended, and the use of our Comments for US readers on Canadian-United States Reporting Differences, in Amendment No.1 to the Registration Statement and related Prospectus of Proginet Corporation dated March 30, 2005 for the registration of 1,430,555 shares of its common stock.

Toronto, Canada	/s/ Ernst & Young LLP
June 20, 2005	Chartered Accountants